Exhibit 10.10
June 19, 2006
Mr. Greg Jackson
200 East 57th Street, Apt #6-H
New York, NY 10022
Dear Greg:
On behalf of Waterfront Media. Inc. (the “Company”), we are pleased to offer you the position of Senior Vice President of Marketing reporting to Michael Keriakos, Waterfront Media’s Founder and Executive Vice President. The terms of your employment relationship with the Company will be set forth below.
Compensation. Your start date will be Wednesday July 5, 2005* and annualized base compensation will be $225,000. Additionally, you are eligible for an annual incentive bonus of up to $75,000 based on Company goals that will be agreed upon with you and Mike Keriakos. As an employee of the Company, you will be eligible for the comprehensive benefits package that we offer to our regular full time employees starting from your date of employment. Details of this package will be reviewed with you in your first week of employment.

* Between 7/5/06 and 7/31/06 you are approved for taking up to 5 unpaid days to complete projects from your consulting business.
Equity. You will receive 100,000 stock options to purchase Waterfront common stock, with the first 25% vesting on your first anniversary date and the balance-vesting monthly thereafter over the next 36 months. The Board determines the strike price of all options, which is currently $2.45. You will receive an additional 50,000 options for hitting your 2007 number and another 50k for hitting the 2008 number.
In the event of a change of control transaction, as defined in your option agreement:
•	If within the first 12 months of your employment – 25% vesting acceleration

•	If after the first 12 months of your employment – 50% vesting acceleration
Business Expenses. All approved business expenses will be reimbursed, following submission of an approved expense report approved by your manager.
Vacation. You will be eligible for all National Holidays as well as three (3) weeks of vacation in your first year.
Non-Disclosure and Developments Agreement. Like all Company employees, you will be required to sign the Company’s standard “Agreement to Protect Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation” as a condition of employment. In addition, you will be required to abide by the Company’s strict policy that prohibits any new employee from using or brining with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.
At-Will Employment. This letter does not constitute a guarantee of employment or an employment contract for any specified period of time. You will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason.
Severance. If you are terminated without cause at any time within the first two years of your employment you will receive 6 months severance. This also applies if there is a change of control and your reporting structure/role is reduced as a result.
Federal Immigration Law. For purposes of federal immigration law, you are required to provide to the Company documentary evidence of your identity and eligibility for employment in United States. Such documentation has been provided previously; if your employment eligibility has changed, new documentation must be provided to us within three (3) business days of your commencement date, or our employment relationship with you will be terminated.
Greg, we are pleased that you are joining the team to work with us to help the Company reach its full potential. Please confirm your acceptance of this offer by signing and returning one copy of this letter.
Sincerely,

Ben Wolin	Michael Keriakos
Founder and CEO	Founder and EVP
Waterfront Media	Waterfront Media
The foregoing terms and conditions are hereby accepted:

Employee Signature:	/s/ Gregory M. Jackson
Print Name:	Gregory M. Jackson
Date:	6/20/06